FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is entered into effective as of August 7, 2023 ("Effective Date"), by and among NEW PEOPLES BANKSHARES, INC., a Virginia corporation (the "Company"), NEW PEOPLES BANK, INC., a Virginia chartered bank (the "Bank" and, together with the Company, "New Peoples") and C. TODD ASBURY, an individual and resident of the Commonwealth of Virginia ("Executive").

WHEREAS, the parties previously entered into that certain Employment Agreement, dated as of December 1, 2016 (the "Agreement") pursuant to which New Peoples agreed to employ Executive and Executive agreed to work for Executive;

WHEREAS, the parties now desire to amend certain other terms of the Agreement;

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual representations and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the parties do hereby agree as follows:

1. Section 2.a. of the Agreement is deleted in its entirety and replaced with the following:

   Duration. Executive's period of full-time employment with the Bank as its President and Chief Executive Officer under this Agreement shall begin on the Effective Date and shall continue through December 1, 2023 (the "Bank Employment Period"). Executive's period of employment with the Company as its President and Chief Executive officer under this Agreement shall begin on the Effective Date and shall continue through May 31, 2024 (the "Company Employment Period"). During the remaining Company Employment Period following the end of the Bank Employment Period, Executive shall remain an employee of the Bank as a consultant, but shall not have a title nor serve as an officer of the Bank. Upon the expiration of the Company Employment Period, Executive shall remain employed by the Bank and Company as a part-time consultant to the new Chief Executive Officer and the Board and Bank Board through May 30, 2025 (the "Consultancy Period" and, together with the Bank Employment Period and Company Employment Period, the "Employment Period").

2. Section 3.a. of the Agreement is modified by adding the following to the end of the paragraph:

   During the final six (6) month period of the Company Employment Period, Executive shall receive his entire current, annual Base Salary paid out in six (6) equal monthly installments in accordance with New Peoples' customary payroll practices. During the Consultancy Period, Executive shall receive the Base Salary paid in approximately equal month installments in accordance with New Peoples' customary payroll practices.

3. New Peoples and Executive acknowledge and agree that New Peoples has adjusted Executive's Base Salary upward so that Executive's current, annual "Base Salary" is equal to $305,000.00.

4. Section 3.c. of the Agreement is modified by adding the following to the end of the paragraph:

During the Consultancy Period, Executive shall remain eligible to participate in any equity and/or other long-term compensation programs established by the Company from time to time for senior executive officers to the extent such programs permit participation by a part-time employee; and Executive shall continue to have the benefit of Accelerated Equity Vesting under this Agreement, subject to the terms hereof. Additionally, during the Consultancy Period, Executive may request, and the Company shall not unreasonably reject, a written request by Executive for a different lump sum and/or periodic payment plan for the timing of the payments of the Base Salary owed during such period; provided that any requested payment change must comply with the requirements of Section 409A of the Code (as defined herein) (including the exceptions thereto), and so long as such adjustment to the payment timing is otherwise legally permissible and it does not increase the cost to the Company.

5. Section 3.d.ii. is hereby modified by adding the following to the end of the paragraph:

The Bank and Executive acknowledge and agree that: (1) Executive shall be on a paid personal leave of absence from his role as President and Chief Executive Officer of the Company from December 1, 2023 through December 31, 2023; (2) such absence shall not count against Executive's available paid time off under this Agreement; and (3) such absence shall not negatively affect Executive's eligibility for any annual bonus, as described in Section 3.b., for the year 2023. New Peoples shall pay any annual bonus earned by Executive for the year 2023 as soon as practicable in 2024.

6. The following subsection "iii." is added to Section 3.d. of the Agreement:

iii. <u>COBRA</u> Beginning on January 1, 2024 and continuing for a period of eighteen (18) months, New Peoples shall pay to Executive on a monthly basis a cash payment (subject to reduction for applicable withholding taxes) equal to the monthly COBRA premium in effect as of December 1, 2023 for the level of coverage in effect for Executive under New Peoples' group health, dental, and vision plans (the "<u>COBRA Premium Payments</u>").

7. The following subsection "f." is added to Section 3 of the Agreement:

f. <u>Company Vehicle</u>. Executive shall have the use of a Company-owned vehicle through May 31, 2024. On May 31, 2024, Executive shall have the right to purchase such

vehicle from the Company, and the purchase price for such vehicle shall be its current trade-in value as set by Kelley Blue Book.

8. Section 6.a.i.2. shall be deleted in its entirety and replaced with the following:

2. Subject to Section 6(g), New Peoples shall pay to Executive within sixty (60) days following the date of termination a lump sum cash payment (the "Severance Payment") equal to all compensation and benefits owed to Executive for the remainder of the Company Employment Period as if he had performed the services contemplated under this Agreement for the full term.

9. Section 6.e. of the Agreement is deleted in its entirety and replaced with the following:

e. If, at any time during the Employment Period, Executive becomes deceased or disabled such that Executive is unable to perform the services contemplated under this Agreement, Executive or his estate shall be entitled to a lump sum payment in an amount equal to the unpaid compensation and benefits Executive would have earned had he remained employed with New Peoples for the remainder of the Employment Period.

10. The following subsection "m." is added to Section 6 of the Agreement:

m. Notwithstanding any other provision of this Agreement to the contrary, in the event that the Company terminates Executives employment as President and Chief Executive Officer of the Company for any reason during the Company Employment Period, the Company shall remain liable for payment of all compensation and benefits due to Executive as if his employment continued for the full Company Employment Period, and Executive shall continue to have the benefit of Accelerated Equity Vesting of this Agreement, subject to the terms hereof.

11. Section 9.a. and 9.b. of the Agreement are deleted in their entirety and replaced with the following:

a. Executive hereby covenants and agrees that, from the Effective Date through May 31, 2025, Executive shall not, without the prior written consent of New Peoples, either directly or indirectly, (i) induce or attempt to induce any employee or independent contractor of the Company, the Bank or any of their respective affiliates to leave the Company, the Bank or any such affiliate, (ii) hire any person who was an employee or independent contractor of the Company, the Bank or any of their respective affiliates until six (6) months after such individual's relationship with the Company, the Bank or such affiliate has been terminated, (iii) induce or attempt to induce any client, customer or other business relationship (whether (A) current, (B) former, within the six (6) months after such relationship has been terminated or (C) prospective, provided that there are demonstrable efforts or plans to establish such relationship) of the Company, the Bank or any of their respective affiliates to cease doing business or to reduce the amount of business which any client, customer or other business relation has customarily done or

contemplates doing with the Company, the Bank or any such affiliate, whether or not the relationship between the Company, the Bank or any such affiliate and such client, customer or other business relation was originally established, in whole or in part, through Executive's efforts, or in any way interfere with the relationship between any such client, customer or business relation, on the one hand, and the Company, the Bank or any such affiliate, on the other hand.

b. Executive acknowledges that, in the course of Executive's employment with the Company, the Bank and their respective affiliates (including their predecessor and any successor entities), Executive has become familiar, or will become familiar, with the Company's, the Bank's and their respective affiliates' trade secrets and with other confidential information, knowledge or data concerning the Company, the Bank, their respective affiliates and their respective predecessors, and that Executive's services have been and will be of special, unique and extraordinary value to the Company, the Bank and their respective affiliates. Therefore, Executive agrees that, from the Effective Date through May 31, 2025 (the "Noncompetition Period"), Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director consultant, independent contractor or otherwise, and whether or not for compensation) or render services in any capacity to a Competing Business (as defined below), within twenty five (25) miles of any branch or office in which the Company, the Bank or any of their respective affiliates conducts business; provided, however, that the restriction set forth in this Section 9(b) shall not apply if Executive's employment is terminated following a Change in Control. For purposes of this Agreement, a "Competing Business" shall mean any person, firm, corporation or other entity, in whatever form, engaged in the business in which the Company, the Bank, their respective affiliates engage, including the sale or servicing of banking and financial products and services, including business and consumer lending, asset-based financing, residential mortgage warehouse funding, factoring/accounts receivable management services, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services) and trade financing, sale of annuities, life and health insurance products, title insurance services, real estate investment trusts and investment advisory services. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding equity interest in any entity which is publicly traded, so long as Executive has no active participation in the business of such entity.

12. The following is added to the Agreement as Section 17:

17. ***Board Service.*** Executive shall serve as a director of the Board and the Bank Board until his term on the Board and Bank Board expires in 2025. Executive's continued service on the Board and Bank Board is subject to the rights of the shareholders of the Company and Bank to remove a director and the Executive's right to resign from the Board and Bank Board."

13. The following is added to the Agreement as Section 18:

18. ***Letter of Reference; Notice of New Employment***. Following the expiration of the Company Employment Period and upon Executive's written request, and subject to Executive's material compliance with the terms of this Agreement, New Peoples agrees to provide any prospective employers of Executive a positive letter of reference in a form to be approved by Executive and the Board. Executive agrees that from the Effective Date through the expiration of the Noncompetition Period, Executive shall provide written notice within fifteen (15) business days upon accepting any employment with any bank, bank holding company, credit union, mortgage lender, other financial institution, or any entity that sells or offers securities or insurance products to the general public.

14. The following is added to the Agreement as Section 19:

19. ***Release***. As partial consideration for the terms of this Agreement, Executive agrees to enter into the Release upon his resignation from any position at New Peoples and upon written request of New Peoples.

15. Except as hereinabove amended, all other terms and conditions of the Agreement are not further amended and shall remain in full force and effect. Terms not otherwise defined herein shall be defined as provided in the Agreement. The Agreement, as hereby amended pursuant to this Amendment, constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Agreement and this Amendment.

16. Upon the execution of this Amendment, Executive and New Peoples agree to promptly issue a press release regarding Executive's transition away from New Peoples. The wording of such press release shall be mutually agreed upon by Executive and New Peoples.

[*Remainder of page intentionally left blank; signature page follows*]

IN WITNESS WHEREOF, the parties have executed this Amendment intending to be bound hereby as of the Effective Date.

NEW PEOPLES BANKSHARES, INC.

By: Harold Lynn Keene
Name:
Title:

C. TODD ASBURY

C. Todd Asbury

NEW PEOPLES BANK, INC.

By: Harold Lynn Keene
Name:
Title: